UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 12b-25
NOTIFICATION OF LATE FILING

Commission File No.: 333-121660

(Check One):	|X| Form 10-K | | Form 20-F | | Form 11-K
| | Form 10-Q | | Form N-SAR

For Period Ended: December 31, 2008

|  |  Transition Report on Form 10-K
|  |  Transition Report on Form 20-F
|  |  Transition Report on Form 11-K
|  |  Transition Report on Form 10-Q
|  |  Transition Report on Form N-SAR

For the Transition Period Ended: ______________________

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Read instruction (on back page) Before Preparing Form.
Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

nCoat, Inc.
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Full Name of Registrant

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Former Name if Applicable

7237 Pace Drive
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Address of Principal Executive Office (Street and Number

Whitsett, NC 27377
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

	(a)	The reasons described in reasonable detail in Part III of
this form could not be eliminated without unreasonable
effort or expense;

	(b)	The subject annual report, semi-annual report, transition
report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or
portion thereof will be filed on or before the fifteenth
|X|		calendar day following the prescribed due date; or the
subject quarterly report or transition report on Form 10-Q,
or portion thereof will be filed on or before the fifth
calendar day following the prescribed due date; and

	(c)	The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.

PART III - NARRATIVE RESPONSE

State below in reasonable detail the reasons why Form 10-K and 10-KSB, 20-F,
11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, could not be filed without unreasonable effort or expense within the prescribed time period because
management requires additional time to compile and verify the data required to be included in the report.

PART IV - OTHER INFORMATION

(1)           Name and telephone number of person to contact in regard to this notification.

         Paul Clayson                      (336)                447-2000
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             (Name)                      (Area Code)        (Telephone Number)

(2)           Have all other periodic  reports  required under section 13 or 15(d)of the Securities Exchange Act of 1934 or section 30 of the Investment
Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                |X|Yes  |_| No
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(3)           Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               |_| Yes  |X| No

If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively,  and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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nCoat, Inc.
(Name of Registrant as specified in charter)

has  caused  this  notification  to be  signed  on  its  behalf  by the undersigned thereunto duly authorized.

Dated: March 31, 2009	By:	/s/ Paul Clayson
Paul Clayson
Chief Executive Officer

                                       ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (see 18 U.S.C. 1001).